Execution Copy

                              Amended and Restated
                        Investment Sub-Advisory Agreement

     THIS AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT (the "Agreement") is made and entered into on the date hereafter set forth between AMERICAN FIDELITY DUAL STRATEGY FUND, INC., a Maryland corporation (the "Fund"), AMERICAN FIDELITY ASSURANCE COMPANY, an insurance company organized under the laws of Oklahoma (the "Advisor"), and TODD INVESTMENT ADVISORS, INC. (the "Sub-Advisor").

                                    RECITALS

     A. The Fund is engaged in business as an open-end, diversified management company and is registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act").

     B. The Advisor has entered into an Amended and Restated Management and Investment Advisory Agreement dated as of May 1, 2003 with the Fund (the "Advisory Agreement"), pursuant to which the Advisor acts as investment advisor to the Fund.

     C. The Sub-Advisor is engaged principally in the business of rendering investment advisory services and is registered as an investment advisor under the Investment Advisors Act of 1940 (the "Investment Advisors Act").

     D. The Advisor and the Sub-Advisor previously obtained approval by a Majority Vote of Shareholders (as defined in Section 2(a)(42) of the Investment Company Act) to retain the Sub-Advisor to furnish investment advisory services to the Advisor with respect to certain assets of the Fund, and the Sub-Advisor has rendered such investment advisory services prior to the date hereof pursuant to an Investment Sub-Advisory Agreement dated April 8, 1999, as amended March 30, 2001 (the "Previous Agreement").

     E. The parties desire to amend and restate the Previous Agreement in order to include certain provisions relating to, among other things, new requirements issued by the SEC.

                                    AGREEMENT

     The parties hereby agree as follows:

1. APPOINTMENT OF INVESTMENT SUB-ADVISOR. Effective on the Effective Date, the Advisor hereby appoints Sub-Advisor to serve as investment advisor to the Advisor in respect of those assets of the Fund specified in writing on or before the Effective Date by the Advisor to be subject to this Agreement (which assets, together with any assets which are added at a subsequent date or which are received as a result of the sale, exchange, or transfer of any of such assets are herein collectively referred to as the "Investment Assets"). The "Effective Date" shall be the date of this Agreement, subject to approval by the Fund's Board of Directors.

     The Sub-Advisor hereby accepts such appointment and agrees to render the services and to assume the obligations herein set forth, for the compensation herein provided.


2. THE INVESTMENT ASSETS. The Investment Assets shall consist of such cash, stocks, bonds and other securities which, from time to time, the Advisor places under the investment supervision of the Sub-Advisor and/or which shall become part of the Investment Assets as a result of transactions therein or otherwise. The Advisor may make additions to or withdrawals from the Investment Assets in such amounts as the Advisor shall determine.

3. CUSTODIANSHIP OF THE INVESTMENT ASSETS. The Investment Assets have been deposited with InvesTrust, N.A. (the "Custodian") and are maintained by the Custodian in safekeeping on its premises, in a recognized clearing corporation, or in the Federal Reserve book-entry system, in the name of the Fund, the Custodian or the clearing corporation, or in the nominee name of any of the foregoing. The Sub-Advisor is hereby authorized to give instructions to the Custodian with respect to the consummation of transactions on behalf of the Advisor in the Investment Assets, and the Custodian is hereby authorized to act in response to instructions given by the Sub-Advisor. The Advisor agrees to take any other action and deliver any certificates reasonably necessary to confirm the foregoing authorization to the Custodian. The Advisor shall advise the Sub-Advisor if any other entity is appointed to serve as Custodian for the Investment Assets prior to the date such entity succeeds the Custodian. The term "Custodian" includes all successors to the presently serving Custodian.

4. MANAGEMENT OF INVESTMENT ASSETS.

     4.1 General Powers and Duties. So long as the Sub-Advisor's appointment under Section 1 hereof remains in effect, the Sub-Advisor shall, subject to the provisions of Section 4.2 hereof, have complete discretion and authority in the investment and reinvestment of the Investment Assets and shall determine what securities or other property shall be acquired, held, or disposed of and, subject to the provisions of Section 4.4 hereof, what portion of the Investment Assets shall be held uninvested. The Sub-Advisor's investment and reinvestment authority shall include, without limitation, authority to purchase, sell, exchange, convert, trade, and generally to deal in the Investment Assets. The Sub-Advisor shall have authority to direct the Custodian with respect to the investment and management of the Investment Assets.

     The Sub-Advisor's authority shall include the exercise of all voting rights pertaining to the Investment Assets. However, the Sub-Advisor shall have no obligation to exercise any particular voting rights unless the Custodian or the Advisor shall have furnished the pertinent proxies to the Sub-Advisor a reasonable time prior to the deadline before which such proxies are required to be submitted. The Sub-Advisor has the duty to maintain accurate records as to any vote or action taken with respect to any stock or other securities which are part of the Investment Assets and to take such further action as may be necessary for the Fund to participate fully in any transaction undertaken by issuers of Investment Assets.

     4.2 Investment Policy. Investment objectives, policies and other guidelines for the management of Investment Assets, including requirements as to diversification are set forth in Exhibit A to this Agreement. The Sub-Advisor shall discharge its duties hereunder in accordance with said investment guidelines as the same may be revised or supplemented from time to time by the Advisor.

     4.3 Prudence and Diversification. The Sub-Advisor shall discharge its duties hereunder at all times with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

     4.4 Minimum Liquidity Requirements. The Advisor shall give the Sub-Advisor reasonable advance notice of any cash requirements from the Investment Assets, and the Sub-Advisor shall maintain in cash or cash equivalents sufficient assets to meet such cash requirements.

     4.5 Instructions to Securities Brokers and Dealers. The Sub-Advisor is hereby empowered to issue orders for the purchase, sale or exchange of securities with respect to the Investment Assets directly to a broker or dealer. The Sub-Advisor shall give the Custodian and the Advisor prompt written notification of each such execution in accordance with the provisions of Section
5.1 hereof, and the Sub-Advisor shall instruct the broker or dealer concerned to forward a copy of the confirmation of the execution of such order to the Custodian and the Advisor.

     4.6 Selection of Securities Brokers and Dealers. The Sub-Advisor may select and employ securities brokers and dealers to effect any securities transactions concerning the investment management of the Investment Assets. In the selection of such brokers and dealers by the Sub-Advisor and the placing of orders with them, the Sub-Advisor shall use its best efforts to obtain for the Investment Assets the most favorable net price and execution available except to the extent otherwise provided by Section 28(e) of the Securities Exchange Act of 1934, as amended, or by other applicable law. Notwithstanding anything in this Section
4.6 to the contrary, the Advisor may instruct the Sub-Advisor in writing to engage securities brokers and dealers specified by the Advisor to effect, with respect to the Investment Assets, securities transactions, or particular securities transactions, and the Sub-Advisor shall act in accordance with such instructions. The Sub-Advisor shall not be responsible or liable for any acts or omissions by any broker or dealer selected pursuant to this Section 4.6 provided the Sub-Advisor has acted reasonably in the exercise of due care in the selection of such broker or dealer and has not otherwise participated in, directly or indirectly, such acts or omissions by such broker or dealer.

     4.7 Other Accounts of the Sub-Advisor. It is understood that the Sub-Advisor performs investment advisory services for various clients and accounts other than the Advisor. The Sub-Advisor may give advice and take action in the performance of its duties with respect to any of such other clients or accounts which may be the same as or differ from the timing or nature of action taken with respect to the Investment Assets, provided that the Sub-Advisor allocates to the Investment Assets, to the extent practicable, opportunities to acquire or dispose of investments over a period of time on a basis no less favorable than its allocation of such opportunities to such other clients and accounts and seeks over a period of time to obtain comparable execution of similar transactions among its clients. It is understood that the Sub-Advisor shall not have any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund any security which the Sub-Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or for the account of any other client, if in the opinion of the Sub-Advisor such transaction or investment appears unsuitable, impractical or undesirable for the Fund.

     4.8 Limit of Liability. The Sub-Advisor shall act in good faith and shall not be liable for any error of judgment or loss incurred by the Fund in connection with recommendations or investments made by the Investment Sub-Advisor in its management of the Investment Assets.

5. INFORMATION AND REPORTS.

     5.1 Reports to Advisor. The Sub-Advisor shall submit a daily written report to the Advisor promptly following the close of regular trading on the New York Stock Exchange detailing the actions taken by the Sub-Advisor under this Agreement during such day. The report shall contain such information in such form as the Advisor has specified, or from time to time shall specify, to the Sub-Advisor. In addition, the Sub-Advisor shall provide such other reports on the performance of the Investment Assets at such times, for such periods and in such form as the Advisor shall reasonably request, taking into account the Sub-Advisor's ability to produce such reports without undue burden to the Sub-Advisor.

     5.2 Records and Accounts. The Sub-Advisor shall keep accurate and detailed records and accounts of the Investment Assets and of all receipts, disbursements, and other transactions hereunder affecting the Investment Assets. All such records and accounts, and all documents relating thereto shall be open at all reasonable times and under reasonable conditions to inspection and audit by any person or persons designated by the Advisor.

NOTE: When new sub-advisor agreements are drafted, need to re-work the certification requirements. Quarterly certifications and accompanying updated policies etc. are too hard to keep track of. Need to figure out something else that works. Need to know that info is current (1) for registration statement, and (2) for CCO checklist.

     5.3 Code of Ethics. The Sub-Advisor has adopted or will adopt a written code of ethics complying with the requirements of Rule 17j-1 of the Investment Company Act and Rule 204A-1 of the Investment Advisors Act (the "Code of Ethics") and agrees to provide a copy of the Code of Ethics, as amended from time to time, to the Advisor and the Fund. Within 20 days of the end of each calendar quarter, the Chief Compliance Officer of the Sub-Advisor shall certify that:

          (a) The Sub-Advisor has provided to the Fund the Sub-Advisor's Code of Ethics that is in effect at that time;

          (b) The Sub-Advisor has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous quarter;

          (c) The Sub-Advisor has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics; and

          (d) There have been no material violations of the Code of Ethics or, if any violation has occurred, the nature of such violation and of the action taken in response to such violation.

     5.4 Compliance Program. The Sub-Advisor has adopted written policies and procedures in compliance with the requirements of Rule 38a-1 of the Investment Company Act and Rule 206(4)-7 of the Investment Advisors Act (the "Compliance Procedures") and agrees to provide a copy of the Compliance Procedures, as amended from time to time, to the Advisor and the Fund. Within 20 days of the end of each calendar quarter, the Chief Compliance Officer of the Sub-Advisor shall certify that:

          (a) The Sub-Advisor has provided to the Fund the Sub-Advisor's Compliance Procedures that are in effect at that time;

          (b) The Sub-Advisor has reviewed, during the preceding 12-month period, the adequacy of its Compliance Procedures and the effectiveness of the implementation of the Compliance Procedures;

          (c) The Compliance Procedures are reasonably designed to prevent violation, by the Sub-Advisor and its Supervised Persons, of the Federal Securities Laws, including the Investment Advisors Act and related rules issued by the SEC; and

          (d) There have been no material violations of the Compliance Procedures or, if any violation has occurred, the nature of such violation and of the action taken in response to such violation.

     5.5 Proxy Voting Records and Policies. The Sub-Advisor agrees to provide to the Advisor and the Fund an accurate summary of any vote cast or proxy granted by the Sub-Advisor on behalf of the Fund (the "Voting Records"). Within 20 days of the end of each calendar quarter, the Sub-Advisor shall provide the Voting Records in the form specified by the Advisor or the Fund, and the Sub-Advisor's Chief Compliance Officer shall certify that:

          (a) The Sub-Advisor has adopted and implemented written policies and procedures pursuant to Rule 206(4)-6 of the Investment Advisors Act that are reasonably designed to ensure that the Sub-Advisor votes client securities in the best interest of its clients (the "Proxy Voting Policies");

          (b) The Sub-Advisor has provided to the Fund the Sub-Advisor's Proxy Voting Policies that are in effect at that time; and

          (c) The Voting Records accurately reflect the votes cast and proxies granted by the Sub-Advisor on behalf of the Fund during the preceding quarter, each of which vote or proxy was cast or granted in compliance with the Sub-Advisor's Proxy Voting Policies.

     5.6 Exchange of Information. The Advisor and the Sub-Advisor agree to provide to each other such information as the Advisor or the Sub-Advisor, as the case may be, may reasonably request to enable it to carry out its duties, obligations, and responsibilities under this Agreement or applicable law.

     5.7 Information to be Confidential. All information and advice furnished to or obtained by the Advisor or the Sub-Advisor under or in connection with this Agreement shall be treated as confidential and shall not be disclosed to third parties except as required by law, including the disclosure obligations of an investment company to its securities holders under the federal securities laws.

6. FEE PAYABLE TO SUB-ADVISOR. For services under this Agreement, the Sub-Advisor shall be entitled to receive from the Advisor a fee in an amount equal to the greater of (a) 0.095% of the current value of the Investment Assets as of the close of the last trading day of March, June, September and December (0.38% on an annual basis) up to and including $100,000,000, and 0.75% of the current value of the Investment Assets on those days (0.30% on an annual basis) above $100,000,000, or (b) $12,500 per quarter ($50,000 on an annual basis). Such fee shall be payable in arrears as soon as practicable, but not more than 10 business days, after the last day of each calendar quarter.

7. MEETINGS WITH CLIENT AND FUND. A representative of the Sub-Advisor shall personally meet with the Investment Committee of the Advisor or its designated representative as reasonably requested by the Advisor to explain the investment and management activities of the Sub-Advisor, and any reports related thereto, at such times as may be mutually agreed by the Sub-Advisor and the Advisor. In addition, upon request, each year, a representative of the Sub-Advisor shall attend one or more of the Fund's Board of Directors meetings and shall be prepared to discuss the Sub-Advisor's economic outlook, investment strategy, individual holdings included in the Investment Assets and such other related matters as the Board of Directors shall request.

8. INDEMNIFICATION. In addition to any other rights which the Advisor or the Fund may have against the Sub-Advisor, the Sub-Advisor shall indemnify the Advisor and the Fund and hold them harmless with respect to any loss or damage, or costs or expenses suffered by them as a result of (i) the Sub-Advisor's failure to provide notice within one day of its receipt of notification of any transfer, exchange, redemption or other corporate action that occurs with regard to a portfolio security held by the Fundor any trade placed by the Sub-Advisor on behalf of the Advisor or the Fund, or (ii) a breach by the Sub-Advisor of this Agreement, or (iii) the willful misfeasance, bad faith or gross negligence of the Sub-Advisor or any of its employees or agents acting under its supervision or control to perform any of its obligations and duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement, the Investment Advisors Act or any other applicable law or regulation; provided, the Sub-Advisor shall have no responsibility or liability for any loss incurred by reason of any act or omission of the Advisor, a custodian or any broker-dealer.

9. MISCELLANEOUS.

     9.1 Amendment. This Agreement may be amended at any time by mutual agreement of the Fund, the Advisor and the Sub-Advisor, provided that any material amendment shall have been approved by a Majority Vote of Shareholders, by the Fund's Board of Directors and by the vote of a majority of the members of the Fund's Board of Directors who are not Interested Persons of the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

     9.2 Term. This Agreement shall have an initial term of one year from the Effective Date and thereafter shall continue from year to year if continuance is approved at least annually by (a) the Fund's Board of Directors or a Majority Vote of Shareholders and (b) the vote of a majority of the members of the Fund's Board of Directors who are not Interested Persons of the Sub-Advisor or of the Fund cast in person at a meeting called for the purpose of voting on such approval.

     9.3 Termination. This Agreement shall automatically terminate in the event of its assignment, within the meaning of Section 15(a) of the Investment Company Act, unless an order of the Commission is issued exempting such assignment. This Agreement may be terminated at any time, on 30 days' written notice to the Sub-Advisor, without payment of any penalty, by the Advisor, the Board of Directors of the Fund or by a Majority Vote of Shareholders. If at any time the Sub-Advisor ceases to be an "investment advisor" in accordance with the Investment Advisors Act, this Agreement shall terminate forthwith without penalty or payment of any kind by the Advisor. The Sub-Advisor may terminate this Agreement at any time upon 30 days' prior written notice to the Advisor. If this Agreement shall terminate at any time other than at the end of a calendar quarter, the Sub-Advisor shall be entitled to receive the fee set forth in
Section 6 hereof for the portion of the quarter elapsed prior to the date of termination, prorated on a daily basis.

     9.4 Errors and Omissions Policy. The Sub-Advisor agrees that, at its sole expense, it will maintain an errors and omissions insurance policy that covers the acts, errors and omissions by the Sub-Advisor, its employees or agents during the term of this Agreement. Upon request of the Advisor, the Sub-Advisor shall provide evidence of such insurance.

     9.5 Governing Law; Severability. This Agreement and its performance shall be governed by and construed in accordance with the applicable laws of the United States and, to the extent permitted by such laws, with the laws of the State of Oklahoma. In case any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Agreement but shall be fully severable, and the Agreement shall be construed and enforced as if such illegal or invalid provision had not been included herein.

     9.6 Notices. Unless the parties otherwise agree, all notices, instructions and advice with respect to matters contemplated by this Agreement shall be in writing and effective when received, and delivery shall be made personally, by registered or certified mail, return receipt requested, overnight courier or confirmed facsimile and addressed as follows:

         Advisor:            American Fidelity Assurance Company
                             2000 Classen Boulevard
                             Oklahoman City, Oklahoma  73106
                             Attention:  Investment Department
                             Telephone:  (405) 523-5398
                             Facsimile:  (405) 523-5411

         Sub-Advisor:        Todd Investment Advisors, Inc.
                             101 South Fifth Street, Suite 3160
                             Louisville, Kentucky  40202
                             Attention:  Robert P. Bordogna
                             Telephone:  (502) 585-3121
                             Facsimile:  (502) 585-4203

Either party may change any of the above information by providing notice to the other party in the manner set forth above. All reports required to be delivered by the Sub-Advisor to the Advisor pursuant to Section 5.1 of this Agreement shall be delivered in the manner specified from time to time by the Advisor. Any communications from the Sub-Advisor of a routine nature may be delivered by U.S. mail to the person(s) specified by the Advisor.

     9.7 Compliance With Laws. Nothing in this Agreement shall be deemed to authorize the Sub-Advisor to effect any transactions in contravention of its fiduciary obligations, duties or responsibilities under the Investment Advisors Act, this Agreement or any other applicable federal or state laws or regulations (including all applicable securities laws and regulations) or the rules of any national securities exchange. The Sub-Advisor shall at all times in the performance of its duties hereunder comply with the Investment Advisors Act and such other laws, regulations and rules.

     In recognition of their acceptance of the terms and conditions of this Agreement, the Advisor and the Sub-Advisor hereby execute this Agreement by their duly authorized representatives to be effective as of December 1, 2004.


ADVISOR:                       AMERICAN FIDELITY ASSURANCE COMPANY

                               By     /s/ John W. Rex
                                   Name:  John W. Rex
                                   Title: President


FUND:                          AMERICAN FIDELITY DUAL STRATEGY
                               FUND, INC.

                               By    /s/ John W. Rex
                                  Name:  John W. Rex
                                  Title: President


SUB-ADVISOR:      TODD INVESTMENT ADVISORS, INC.

                               By    /s/ Robert P. Bordogna
                                  Name:  Robert P. Bordogna
                                  Title: President and Chief Executive Officer

                                    EXHIBIT A

                       American Fidelity Assurance Company
                      American Fidelity Dual Strategy Fund
                              Investment Guidelines

I.   INVESTMENT OBJECTIVES:

     The Fund's investment objectives are, primarily, long-term growth of capital and, secondarily, the production of income. Such objectives do not preclude infrequent investments for short-term capital appreciation.

     The Fund normally invests in a diversified portfolio consisting primarily of common stocks based upon an assessment of particular industries or companies. The Fund attempts to maintain sufficient cash balances to meet variable annuity contract payments. The Fund's assets may be held in cash or cash equivalents or in United States Government securities for this purpose. The Fund does not engage in the purchase or sale of puts, calls or other options or in writing such options.

     The Sub-Advisor, after consulting with the Advisor and obtaining Advisor approval, may determine that prevailing market and economic conditions indicate that investments other than common stocks may be advantageous, in which event investments may be made on a short-term basis in United States Government securities, bonds, notes or other evidences of indebtedness, issued publicly, of a type customarily purchased for investment by institutional investors.

II.  FUNDAMENTAL POLICIES:

     The Sub-Advisor must comply with the following Investment Guidelines:

     A. Not more than five percent (5%) of the value of the Investment Assets placed with the Sub-Advisor will be invested in securities of any one issuer, except obligations of the United States Government and instrumentalities thereof.

     B. Not more than ten percent (10%) of the voting securities of any one issuer will be acquired.

     C. Not more than twenty-five (25%) of the value of the Investment Assets placed with the Sub-Advisor will be invested in any one industry.

     D.   No borrowings will be made.

     E. The Sub-Advisor will ensure that the Fund does not act as an underwriter of securities of other issuers.

     F. Investment in real estate will be limited to shares of real estate investment trusts investing in equity real estate, up to seven percent (7.0%) of Investment Assets placed with the Sub-Advisor. Investment in private placements and other illiquid assets will not be made.

     G.   No purchase of commodities or commodity contracts will be effected.

     H. The Fund will not engage in the purchase or sale of puts, calls or other options or in writing such options.

     I. Loans will not be made except through the acquisition of publicly traded bonds, debentures or other evidences of indebtedness of a type customarily purchased by institutional investors.

     J. Investment will not be made in the securities of a company for the purpose of exercising management or control.

     K. Investment in securities of other investment companies will not be made except for money market funds. Up to ten percent (10%) of Investment Assets placed with the Sub-Advisor may be invested in money market funds, provided that not more than three percent (3%) of the total outstanding voting stock of any one investment company may be held.

     L. Although the Fund does not intend to engage to a large extent in short-term trading, the Sub-Advisor may make investments for the purpose of seeking short-term capital appreciation.

     M. Investments in repurchase agreements will be limited to the top thirty-five (35) U.S. banks, by deposits, that are rated at least "B/C" by Keefe, Bruyette, Woods, a national bank rating agency or a comparable rating from a similar bank rating service. Additionally, there must be an appropriate amount of excess collateralization depending upon the length of the agreement, to protect against downward market fluctuation and the Fund must take delivery of the collateral. The market value of the securities held as collateral will be valued daily. In the event the market value of the collateral falls below the repurchase price, the bank issuing the repurchase agreement will be required to provide additional collateral sufficient to cover the repurchase price.

     N.   Short sales of securities will not be made.

     O. Purchases will not be made on margin, except for such short-term credits necessary for the clearance of transactions.

     P. Investments in high-yield or non-investment grade bonds will not be made.

     Q. Investments in the equity securities of foreign corporations will be limited to American Depositary Receipts ("ADRs"), other depositary receipts and ordinary shares which are denominated in U.S. dollars and publicly traded in the United States. Not more than thirty-five percent (35%) of the Investment Assets placed with the Sub-Advisor will be invested in foreign issuers. In addition, not more than twenty percent (20%) of the Investment Assets placed with the Sub-Advisor will be invested in issuers from any one foreign country. ADRs or other depositary receipts must be issued by the Bank of New York, Morgan Guaranty or Citibank. Depositary receipts issued by other institutions must be approved in advance by the Advisor.

III. OTHER INVESTMENT GUIDELINES:

     The following Guidelines are additional rules that the Sub-Advisor must follow:

     A. The Sub-Advisor should generally conform to these issuer guidelines with exceptions noted at the time of purchase and variances reviewed annually with the Board of Directors of the Fund.

          1. A minimum market capitalization of one billion dollars ($1,000,000,000) at the time of purchase.

          2.   Audited financial statements for at least three (3) years.

          3. Fifty million dollars ($50,000,000) or more in stockholders equity.

     B.   Lending of securities will not be permitted.

     C. The Fund will not invest in the securities of tobacco-producing companies.

     D. InvesTrust, N.A., or another custodian chosen by the Advisor, shall be the Custodian of all Investment Assets placed with the Sub-Advisor. The Sub-Advisor must ensure that duplicate brokerage confirmations of all transactions are sent to the Custodian and the Advisor.

     E. All money market funds used by the Sub-Advisor for a portion of Investment Assets placed with the Sub-Advisor must be approved in advance by the Advisor.

     F. The money market funds (cash) used by the Sub-Advisor for a portion of Investment Assets must have a balance at all times equal to at least one percent (1.0%), but not more than three percent (3.0%), of the market value of Investment Assets placed with the Sub-Advisor.

     G. All brokers used by the Sub-Advisor to execute transactions for the Fund must have a commercial paper rating of A1/P1 by Moody's and Standard & Poor's unless approved in advance by the Advisor.